EXHIBIT 99.1

EDCI Holdings, Inc. Announces Second Dissolution Distribution Payment Amount and Date, Provides Updated Range of Total Estimated Dissolution Proceeds

NEW YORK, July 7 /PRNewswire-FirstCall/ -- EDCI Holdings, Inc. (Nasdaq: EDCI) ("the Company" or "EDCI"), today announced updated information regarding a contemplated second liquidating distribution to its shareholders in accordance with its Plan of Dissolution, as well as an updated range of total estimated distributions to be made in connection with its ongoing dissolution.

With regard to the range of estimated distributions, as previously disclosed in EDCI's definitive proxy statement filed with the Securities and Exchange Commission on November 16, 2009 (the "Proxy Statement") and further updated since then, the Board of Directors has determined to upwardly revise the aggregate proceeds available for a second dissolution distribution and contemplated reverse stock split transaction to $14.5 million compared to the previously disclosed amount of approximately $10.0 million.  The primary drivers of the increase in aggregate proceeds available were the release of certain tax related contingency reserves due to the expiration of the statutes of limitations encumbering these reserves and the settlement of certain contingent liabilities for amounts lower than what were originally reserved for.  Further, the Board of Directors has determined to no longer pursue the contemplated tender offer and to instead use the full amount EDCI's proceeds available for a second dissolution distribution and contemplated reverse stock split transaction.

Of the $14.5 million of dissolution proceeds estimated to now be available, the Company's Board of Directors expects to approve a second dissolution distribution payment that is currently estimated to be $10.5 million, or approximately $1.56 per share of EDCI's common stock.  The remaining $4.0 million of dissolution proceeds available are currently reserved to implement a reverse stock split, as such a transaction may require cashing out a significant percentage of EDCI shareholders of record, although neither the aggregate nor per-share amount for such a cash-out payment has been determined.  EDCI intends to structure the reverse stock split in a manner in which EDCI's shareholders will be reduced from its current level of approximately 1,300 down to fewer than 200, at which point EDCI will be able to deregister its shares of common stock under the Securities Exchange Act of 1934, which will lower EDCI's costs during the dissolution process.  The Board of Directors has established a special committee of independent directors (the "Special Committee") to determine the advisability and fairness of the terms and conditions of the reverse split.  Further, the Special Committee is being advised by the investment banking firm of Coady Diemar Partners, LLC, including with respect to the fairness of the price to be paid to shareholders who are cashed-out in the reverse split.  In order to effectuate a reverse split, the approval of EDCI's shareholders is required.  EDCI is currently preparing proxy materials and anticipates filing a preliminary proxy statement with the Securities and Exchange Commission ("SEC") in late July 2010 and intends to hold a special meeting of EDCI's shareholders during the fourth quarter of 2010.

The second dissolution distribution that is currently estimated at approximately $10.5 million will be paid on or about July 30, 2010, which could change based on the Special Committee's deliberations with respect to the reverse split.  Any of the $14.5 million not reserved for the reverse split (which as noted, is currently estimated at up to $4.0 million) would be either distributed pro-rata to shareholders as part of a further dissolution payment if not reasonably required for the reverse split, or distributed pro-rata to shareholders after consummation of the reverse split to the extent that such amounts are not ultimately used in connection with the reverse split.

Following the utilization of the $14.5 million, EDCI anticipates having remaining cash of approximately $15.5 million, which will be used to satisfy remaining operating reserves and known and unknown contingency obligations.  As these reserves and obligations are satisfied, additional dissolution distributions may be made.  The following is an updated estimate of the range of operating reserves and liability and contingency reserves of EDCI (excluding any potential distribution from EDC, which are discussed below) based on recent developments and analysis:

	Low Range of Net Proceeds	High Range of Net Proceeds

Cash & Cash Equivalents as of June 30, 2010	$ 29,400	$ 29,400
Investment in Auction Rate Security	500	1,000
Total Estimated Assets as of June 30, 2010	29,900	30,400

Compensation and Benefits Costs	(2,584)	(636)
Professional Fees (legal, tax, accounting, other)	(939)	(575)
Insurance	(120)	(30)
Other operating expenses	(2,417)	(535)
Total Estimated Operating Expenses	(6,060)	(1,776)

Total Estimated Liabilities and Reserves	(9,287)	(1,185)

Estimated Cash to be Distributed to Stockholders	14,553	27,439

Shares Outstanding	6,730	6,730

Estimated Cash Per Share to be Distributed to Stockholders	$ 2.16	$ 4.08

Taking in to account the $21.0 million, or $3.12 per share, of proceeds that were distributed in EDCI's initial dissolution distribution on February 1, 2010, EDCI now estimates the range of ultimate per share distributions to be between $5.28 and $7.20, compared to a per share range of  between $4.31 and $7.01 as disclosed in the Proxy Statement.

The operating reserves included in the low range of estimated proceeds assumes EDCI remains subject to all SEC and public company expenses throughout the three year dissolution period and that EDCI is unable to recoup certain shared service expenses from EDC.  These two assumptions are the primary drivers of the disparity in the low and high range operating reserve estimates.  Upon consummation of a reverse split and EDCI's de-registration, we would expect to distribute the amounts currently reserved for the costs of remaining public promptly to shareholders, which are estimated to be approximately $1.3 million.

In addition to the $14.5 million to be paid out pursuant to the contemplated dissolution distribution and reverse stock split, and the $15.5 million remaining at EDCI, recent developments and analysis indicate there may also be cash available for distribution from Entertainment Distribution Company, LLC ("EDC") to EDCI over time and subject to various contingencies.  In our Proxy Statement relating to the Plan of Dissolution, EDCI did not include any potential distributions from EDC as part of the estimated dissolution proceeds due to the uncertainty of the value of EDCI's investment in EDC at that time.  However, certain developments have occurred subsequent to the filing of our Proxy Statement which has increased EDCI's confidence in its ability to ultimately obtain value from its investment in EDC. None of this potentially available cash from EDC has been included in either the low range or high range of estimated proceeds per the table above. The components and circumstances related to EDCI's updated assessment of its ability to obtain value from its investment in EDC are as follows:

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EDC has exceeded its original expectations in regards to managing the sale of its Entertainment Distribution Company (USA) LLC ("EDC USA") subsidiary in December 2009 and the related wind down of EDC's U.S. operations, which has positioned EDC to realize distributions related to the liquidation value of certain net assets which remain post-sale.  EDC currently expects that EDC USA will distribute approximately $7.6 million of liquidating proceeds up to EDC, of which the majority is related to EDC's estimate of net proceeds which EDC expects to receive upon the sale of EDC USA's Kings Mountain Facility and other remaining cash left at EDC USA after the settlement of certain contingencies which are currently reserved for.  The aforementioned net proceeds related to the Kings Mountain Facility is net of two years of estimated carrying costs as, based on current market conditions in the region in which the Kings Mountain facility is located, it is possible that any distributions related to proceeds realized from the sale of this asset will not occur until later in the dissolution process.

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EDC has effectively managed the shutdown of its Blackburn, UK manufacturing operation ("EDC Blackburn") such that EDC expects to ultimately obtain up to $4.4 million in liquidating distributions from EDC Blackburn as part of the liquidation.  On June 3, 2010, EDC Blackburn made an initial liquidation distribution of $3.2 million to EDC and expects that the remaining estimated liquidating proceeds of approximately $1.2 million will be distributed to EDC upon the settlement of all remaining liabilities, the receipt of certain tax refunds and the completion of the liquidation process.  We expect those amounts would be distributed from EDC Blackburn to EDC within 12 months.

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EDC notes that its Hannover, Germany operation ("EDC GmbH") remains cash flow positive and that EDC GmbH management continues to develop and negotiate a restructuring plan which could position EDC GmbH to be more competitive.  On June 22, EDC GmbH repaid a $3.7 million note to EDC and EDC GmbH is exploring the potential of making future nominal dividends from EDC GmbH to EDC, subject to the future operating performance of EDC GmbH and compliance with German legal and tax considerations, as well as taking into consideration any reserves EDC may need to take should its current assumptions as to those eventualities be incorrect.

EDCI reminds investors that in addition to the conditions set forth above there are several obstacles to overcome in order for EDC to receive those distributions from its subsidiaries, and in turn for EDC to distribute the approximately $15.7 million, or $2.33 per share, (which excludes any potential dividend from EDC GmbH) of proceeds to EDCI as detailed above. In particular, any distribution of cash from EDC to EDCI is subject to certain security obligations covering indemnity obligations resulting from the sale of EDC's U.S. assets in December 2009, as a result of which any, proceeds obtained by EDCI from EDC must be held as cash collateral until at least January 1, 2012 (and later to the extent a claim is filed during that period) to satisfy those indemnification obligations.  However, on June 30, 2010, EDC's indemnity obligations with regard to many of the representations and warranties related to that sale have ceased, and EDC will only be responsible for indemnifying the purchaser for a breach of fundamental representations (EDC's proper organization and authority to sell the assets); taxes; employment benefits and labor matters; fraudulent conveyance; post-closing covenants and excluded liabilities; and environmental matters. In addition, similar to EDCI, EDC may need to establish its own contingency reserves for contingent liabilities before making such distributions to EDCI, or obtain indemnification from EDCI for any such contingencies.

EDCI expects that the proxy related to the reverse split will contain additional detail about the risks related to the above listed possible distributions, as well as the risks and other factors considered by the Special Committee, with the assistance of its financial advisor, in considering the present value of such possible distributions for the purpose of providing a reasonable per-share price to the shareholders that would be cashed-out in connection with the reverse split.

About EDCI Holdings, Inc.

EDCI Holdings, Inc. (Nasdaq: EDCI) is engaged in carrying-out its Plan of Complete Liquidation and Dissolution ("Plan of Dissolution") that was approved by EDCI's shareholders on January 7, 2010. EDCI is also the majority equity-holder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market. For more information, please visit www.edcih.com.

Cautionary Statement About Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements include, without limitation, statements regarding the timing of certain actions contemplated by the Plan of Dissolution.  When used in this press release, the words "will," "expects," or "intends to" and other similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are based on the opinions, expectations, forecasts, assumptions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results or the level of activity, performance or achievements expressed or implied by such statements to differ materially from our expectations of future results, level of activity, performance or achievements expressed or implied by those statements.  Such differences may be caused by factors such as, but not limited to, EDCI's ability to sell or monetize its assets in a timely manner or at all pursuant to its Plan of Dissolution; EDCI's ability to settle, make reasonable provision for, or otherwise resolve its liabilities and obligations; a change in economic conditions; the risks associated with EDCI's dependence on Universal Music Group's cooperation regarding any transaction involving EDC; and our Board of Director's ability to abandon or delay the implementation of the plan of dissolution.  More information about these and other important factors that could affect our business and financial results is included in the "Risk Factors" section of our quarterly report on Form 10-Q we filed with the Securities and Exchange Commission ("SEC") on October 30, 2009 and the proxy statement we filed with the SEC on November 16, 2009, as well as EDCI's other filings with the SEC. EDCI undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT: Matthew K. Behrent, Executive Vice President of Corporate Development, +1-646-201-9549, or Kyle E. Blue, Treasurer, +1-317-348-1940. Web site: www.edcih.com